UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  October 16, 2006

COMMUNICATIONS SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Minnesota	001-31588	41-0957999
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

213 South Main Street
Hector, MN	55342
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code    (320) 848-6231

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-2)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Sections 1, 2, 4-7 are not applicable and therefore omitted.

ITEM 3.01 NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING

See Item 8.01 below for information regarding subsequent developments related to information in the Company’s Reports on Form 8-K for May 25, 2006 and July 7, 2006 under Item 3.01.

ITEM 8.01 OTHER EVENTS

The following information supplements information provided in the Company’s Reports on Form 8-K for May 25, 2006 and July 7, 2006.

On September 14, 2006, the Company reported that it continued to be unable to complete and file Form 10-Q reports due for the three month period ended March 31, 2006 and the six month period ended June 30, 2006 (the 2006 Form 10-Q Reports) due to risks and uncertainties arising from a civil investigation of the Company’s JDL Technologies subsidiary initiated by the U.S. Department of Justice (DOJ) and the Company’s continued assessment of uncollected receivables totaling approximately $3.5 million related to work performed for the U.S. Virgin Islands Department of Education (VIDOE).  The Company also reported on September 14, 2006 that, while not filing the 2006 Form 10-Q Reports caused the Company to be out of compliance with the applicable listing standards of the American Stock Exchange (AMEX), on July 7, 2006 AMEX granted the Company an extension to September 6, 2006 to achieve compliance with the listing standards.  Finally, on September 14, 2006, the Company reported that it had submitted a written request to AMEX on September 6, 2006 for additional time in which to file the 2006 Form 10-Q Reports and thereby regain compliance with the AMEX listing standards.  A copy of the Press Release issued on September 14, 2006 is attached hereto as Exhibit 99.1.

On September 29, 2006 the Company supplemented its September 6, 2006 communication to AMEX and provided AMEX with an amended plan with respect to its efforts to achieve compliance with AMEX’s listing standards by November 30, 2006.  In its September 29 communication, the Company explained it believed a further extension to November 30 would provide sufficient time for the Company to complete management’s assessment of the uncollected receivables and pending DOJ investigation for purposes of finalizing the 2006 Form 10-Q reports.  The Company advised AMEX that this would also provide sufficient time for the Company’s Audit Committee to complete an independent review of certain matters arising from the DOJ investigation.

On October 9, 2006, the Company received notification from AMEX that the Company’s amended plan and supporting documentation (the “Revised Plan”) made a reasonable demonstration of the Company’s ability to regain compliance with AMEX’s continued listing standards.  Based upon the Revised Plan, AMEX staff, subject to certain conditions, granted the Company an extension until November 30, 2006 to file the 2006 Form 10-Q reports.  In its letter, AMEX also stated it expected the Company to be in compliance with the continued listing standards of AMEX by November 30, 2006 and that failure to achieve compliance by that date would “likely result” in the initiation of delisting proceedings by AMEX staff.  A copy of the October 9, 2006 communication from AMEX to the Company is attached hereto as Exhibit 99.2.

On October 16, 2006 the Company issued a press release reporting the substance of the October 9, 2006 letter from AMEX that granted the Company an extension until September 30, 2006 to file the 2006 Form 10-Q reports.  A copy of the Press Release issued on October 16, 2006 is attached hereto as Exhibit 99.3.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

The following are filed as exhibits to this Current Report:

Exhibit No.	Description of Exhibit

99.1	Press Release issued September 14, 2006
99.2	Letter from the American Stock Exchange dated October 9, 2006
99.3	Press Release issued October 16, 2006 reporting extension of time period to obtain compliance with American Stock Exchange listing standards

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMUNICATIONS SYSTEMS, INC.

	By	/s/ Jeffrey K. Berg
Jeffrey K. Berg
Its Chief Operating Officer

Dated: October 16, 2006